Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the 23 day of SEP, 2011 (the “Execution Date”) by and between AFFINITY GAMING, LLC (“Company”) and ALEX W. “SANDEE” CRUDEN (“Executive”).

WITNESSETH:

WHEREAS, Company is a limited liability company duly created and existing under the laws of the State of Nevada, and which maintains its principal place of business at 3440 West Russell Rd., Las Vegas, Nevada 89118; and,

WHEREAS, Executive is an adult individual residing in *** and having a residence address of ***; and,

WHEREAS, Executive is employed by Company in the position of Director of Sales—Route Operations, under an Employment Agreement between Executive and E-T-T, LLC (formerly E-T-T, Inc.) (“E-T-T”), a subsidiary of the Company, dated November     , 2008, which if not renewed by the parties expires November 30, 2011 (the “Employment Agreement”); and,

WHEREAS, Executive owes Company under that certain promissory note to E-T-T of July 8, 2005, in the original principal amount of $300,000.00 (the “Note”), the amount of $105,654.54 as of September 23, 2011; and

WHEREAS, Company owns, holds and controls, in its sole and absolute discretion, that certain life insurance policy with The Ohio National Life Insurance Company dated May 1, 2004, naming Executive as the insured (the “Life Insurance Policy”), having a cash value as of May 1, 2011 of $190,590.25; and

WHEREAS, Executive desires to tender and Company has agreed to accept Executive’s resignation from employment with Company prior to the expiration of the Employment Agreement, and to settle fully and finally any and all differences between them, including by way of example and not limitation, any differences arising out of Executive’s employment with Company and his separation therefrom.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual promises, representations, and warranties herein contained, and intending to be legally bound thereby, Executive and Company do hereby promise and agree as follows:

1.             RESIGNATION OF EMPLOYMENT.  Executive hereby resigns and Company hereby accepts Executive’s resignation from employment, effective 5 p.m. Pacific Time on September 30, 2011 (the “Effective Date”).  Executive and Company further agree that the Employment Agreement shall terminate on the Effective Date.

2.             SEVERANCE PACKAGE.  For and in consideration of this Agreement, including but not limited to Executive’s resignation and the waiver and release that follow, Company agrees to provide to Executive, and Executive hereby agrees to accept from Company the following:

(a)           Upon the later of the Effective Date and the expiration of the seven-day revocation period set forth in Section 19, below, Company shall (i) apply the actual cash value of the Life Insurance Policy on that date to payment in full of the Note (the “Note Payment”), and (ii) pay to Executive a one-time, lump sum payment equal to the difference between the actual cash value of the Life Insurance Policy and the Note Payment, subject in both events to deduction from the lump sum payment to Executive for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, and medical, dental, vision and retirement plan contributions.

(b)           After the Effective Date Executive and his dependants shall continue to participate in the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and Executive shall be reimbursed by Company for his COBRA premiums until the earlier of (i) the date on which Executive first becomes eligible for coverage provided by any other employer or entity, or (ii) March 31, 2012.

3.             OTHER COMPENSATION AND BENEFITS.  In addition to the Severance Payment identified in Section 2, above, Executive shall be entitled to receive his accrued salary and paid time off through the Effective Date by no later than 5 p.m. the following day.  Executive’s entitlement to any fringe benefits provided by Company shall continue up to and including the Effective Date, and thereafter Executive and his dependants shall be eligible for health insurance coverage under COBRA.

4.             WAIVER AND RELEASE.

(a)           For and in full and complete consideration of this Agreement, including without limitation the acceptance of Executive’s resignation before the expiration of the Employment Agreement, the severance package identified in Section 2, above, and the waiver and release from Company in Section 4(b), below, Executive hereby gives up, waives and releases Company and its affiliates, as well as their respective directors and employees, from and against any claim, demand, action, cause of action, damages, relief or the like Executive may have had, may now have, or may in the future have, from the beginning of time to the Execution Date, arising out of, concerning or relating in any manner or fashion to Executive’s employment with Company, his resignation therefrom, or this Agreement, whether arising under or pursuant to any local, state or federal law, decision, regulation or other precedent.  Specifically, Executive represents and warrants that the waiver and release set forth in this Section 4(a):

(i)            is part of a written agreement which Executive acknowledges is written in a manner calculated to be understood by Executive and that Executive fully understands each and every term and condition of this Agreement;

(ii)           covers any and all applicable or relevant local, state and federal laws, decisions, regulations or other precedent, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended;

(iii)          does not apply to any rights or claims that may arise after the date of this Agreement;

(iv)          is supported by the consideration and the mutual covenants which appear under Sections 1, 2, 3 and 5 of this Agreement; and

(v)           is subject to Executive being advised in writing to consult with an attorney prior to the execution of this Agreement, and Executive hereby represents and warrants to Company that this Subsection 4(a)(v) serves as such advice.

(b)           For and in full and complete consideration of this Agreement, including without limitation Executive’s resignation, the waiver and release in Section 4(a), above, and the covenants in Section 5, below, Company hereby gives up, waives and releases Executive from and against any claim, demand, action, cause of action, damages, relief or the like Company may have had, may now have, or may in the future have, from the beginning of time to the Execution Date, arising out of, concerning or relating in any manner or fashion to Executive’s employment with Company, his resignation therefrom, or this Agreement, whether arising under or pursuant to any local, state or federal law, decision, regulation or other precedent.  Specifically, Company represents and warrants that the waiver and release set forth in this Section 4(b):

(i)            is part of a written agreement which Company acknowledges is written in a manner calculated to be understood by Company and that Company fully understands each and every term and condition of this Agreement;

(ii)           does not apply to any rights or claims that may arise after the date of this Agreement;

(iii)          is supported by the consideration and the mutual covenants which appear under Sections 1, 2, 3 and 5 of this Agreement; and

(iv)          is subject to Company being advised in writing to consult with an attorney prior to the execution of this Agreement, and Company hereby represents and warrants to Executive that this Subsection 4(b)(iv) serves as such advice.

5.             CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION.  Company and Executive promise and agree as follows:

(a)           Except as may be required by law or court order, both Company and Executive shall keep the terms of this Agreement completely confidential and not disclose any information concerning this Agreement to anyone other than (i) Company’s or its affiliates’ legal, financial and tax advisors, and Company’s and its affiliates’ directors and employees, on a need-to-know basis; and (ii) Executive’s immediate family and legal, financial and tax advisors.

(b)           Executive shall immediately return to Company all original and copies of files, memoranda, records, drawings, designs, contracts, customer lists and all other documents or physical items, such as mobile phones, personal digital assistants, keys, access cards and credit cards, which are the property of Company, and Executive shall not retain any copies of Company property.

(c)           Executive shall keep confidential and not disclose to anyone any information concerning Company’s business, customers, suppliers, design, development, construction and marketing methods, trade secrets and other “know how”, and any other information not of a public nature, regardless of how such information came to Executive’s knowledge, custody or control.

(d)           For the period commencing on the Execution Date and ending March 31, 2012, Executive shall not (i) compete with Company or any successor or assignee of the Company as a result of any sale of its slot route business (such successor or assignee, a “Route Purchaser”) for any slot route street or chain store account belonging to Company on the Execution Date (collectively, the “Slot Accounts”), (ii) solicit, induce, or attempt to solicit or induce, any Slot Account to cease or refrain from doing business with Company or Route Purchaser, or (iii) otherwise interfere with Company’s or Route Purchaser’s relationship with any Slot Account.

(e)           Except with the prior written consent of the Company’s Chief Executive Officer, for the period commencing on the Execution Date and ending September 30, 2012, Executive shall not, directly or indirectly, individually or in concert with others (i) engage, employ, solicit for employment, or advise or recommend to any other person that they engage, employ or solicit for employment, or carry on any business with, any employee of the Company its affiliates, or (ii) solicit or encourage any employee of the Company or its affiliates to leave the employ of the Company or affiliate, or do any act that is disloyal to or inconsistent with the interests of the Company or its affiliates or that violates any provision of any agreement such employee has with the Company or an affiliate.

(f)            Executive acknowledges that Company and its affiliates have a reputation for offering high-quality destination casino entertainment, resort accommodations and similar services to the public, and are subject to regulation and licensing, and therefore desire to maintain their reputation and receive positive publicity.  Executive therefore shall not directly or indirectly make or publish any oral, written or recorded statement or comment that is negative, disparaging, defamatory or critical of Company, its affiliates, or any of their respective past or present owners, directors or employees.

(g)           Consistent with the amicable termination of Executive’s employment with Company as set forth in this Agreement, Company and its affiliates, as well as their respective directors and employees, shall not make or publish, directly or indirectly, any oral, written or recorded statement or comment that is negative, disparaging, defamatory or critical of Executive or his professional performance during Executive’s employ with Company.

6.             EFFECTIVENESS.  Subject to the seven-day revocation period in Section 19, below, this Agreement is effective as of the Execution Date, provided however, in the event Executive notifies Company during the seven-day revocation period that he is revoking his waiver of any potential age discrimination claim, then Company shall have the right to terminate this Agreement and decline to provide the severance package set forth in Section 2, above, and the Employment Agreement shall continue in full force and effect, except that Company shall have until October 31, 2011, to give notice of non-renewal to Executive under Section 2(b)(ii) of the Employment Agreement.

7.             NOTICES. Any and all notices required by this Agreement shall be either hand-delivered or mailed, via certified mail, return receipt requested, addressed to:

TO COMPANY:	Attn: Legal Department
Affinity Gaming, LLC
3440 W. Russell Rd.
Las Vegas, NV 89118

TO EXECUTIVE:	Alex W. “Sandee” Cruden
***
***

All notices hand-delivered shall be deemed delivered as of the date actually delivered to the addressee.  All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.  Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 7.

8.             ASSIGNMENT. Neither Company nor Executive shall have the right to assign this Agreement or in any manner or fashion sell, assign or transfer its respective rights and/or interests hereunder without the prior written consent of the non-assigning party.  Any purported assignment or transfer in violation of this Section 8 shall be null and void.

9.             GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

10.           BEST EVIDENCE. This Agreement shall be executed in original or “Xerox” photo-static copies and each copy bearing original signatures of the parties hereto in ink shall be deemed an original.

11.           AMENDMENT OR MODIFICATION. This Agreement may not be amended or modified except by a writing signed by both of the parties hereto.

12.           INTERPRETATION. The preamble recitals of the Agreement are incorporated into and made a part of this Agreement; titles of Sections are for convenience only and are not to be considered a part of this Agreement.  All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

13.           SEVERABILITY. In the event any one or more provisions of this Agreement is declared null and void or otherwise unenforceable as provided in this Agreement, the remainder of this Agreement shall survive, unless such survival vitiates the intent of the parties hereto.

14.           WAIVER. None of the terms in this Agreement, including this Section 14, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith, and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

15.           GENERAL WARRANTIES. Each party hereto warrants and represents to the other that it or he has the full right, power, title and authority to enter into this Agreement.

16.           NO ADMISSION OF LIABILITY/LATER REPRESENTATIONS. Neither this Agreement nor anything contained in this Agreement shall be construed as an admission by Company that it has acted wrongfully with respect to Executive or other person, or that Executive has any rights whatsoever against Company.

17.           DISPUTE RESOLUTION. Any and all claims or disputes arising out of or in connection with this Agreement shall be finally and conclusively determined in Clark County, Nevada, District Court.

18.           PAROL. This Agreement constitutes the entire agreement and understanding of the parties hereto and supersedes any prior understandings, agreements and undertaking with respect to its subject matter.

19.           AGE DISCRIMINATION CLAIMS. EXECUTIVE HEREBY ACKNOWLEDGES THAT, BY EXECUTING THIS AGREEMENT, HE IS AGREEING TO WAIVE ANY AND ALL RIGHTS OR CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED (29 U.S.C. § 626 et. seq.).  EXECUTIVE FURTHER ACKNOWLEDGES THAT, AT THE TIME HE RECEIVED THIS AGREEMENT, HE WAS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE AGREEMENT.  IN ADDITION, EXECUTIVE ACKNOWLEDGES THAT, UPON RECEIPT OF THIS AGREEMENT, HE HAS A PERIOD OF UP TO TWENTY-ONE (21)

DAYS WITHIN WHICH TO CONSIDER IT BEFORE SIGNING IT.  EXECUTIVE FURTHER UNDERSTANDS THAT, FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS EXECUTION OF THIS AGREEMENT, HE MAY REVOKE HIS WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM, AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AS TO ANY SUCH WAIVER OF AN AGE DISCRIMINATION CLAIM UNTIL THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED.  HOWEVER, ALL OTHER ASPECTS OF THIS AGREEMENT, EXCEPT FOR HIS WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM AND THE DELIVERY OF THE SEVERANCE PAYMENT DESCRIBED IN SECTION 2, ABOVE, BECOME EFFECTIVE AT THE TIME EXECUTIVE EXECUTES THIS AGREEMENT. BY SIGNING BELOW, EXECUTIVE INDICATES THAT HE HAS READ AND UNDERSTANDS THIS SECTION AND HIS RIGHTS AS SET FORTH HEREIN.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE		AFFINITY GAMING, LLC

/s/ Alex W. Cruden		By:	/s/ David D. Ross
ALEX W. CRUDEN

Date:	9-23-2011	Its:	CEO